UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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General Electric Company
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Commencing on April 12, 2023, General Electric Company (GE) made available to shareholders the following communication in connection with its upcoming annual shareholders meeting to be held on May 3, 2023.

GE Response to Notice of Exempt Solicitation from MKT Forces Trading Ltd.

GE is providing the following information in response to the notice of exempt solicitation filed by MKT Forces Trading Ltd. (Market Forces), an environmental advocacy organization, on March 29, 2023. Market Forces and Henry H. Barrett are proponents of Shareholder Proposal No. 4 in GE’s proxy statement, which GE recommends that shareholders oppose for the reasons set forth in the proxy statement (which is available here) and below.

The GE Vernova businesses are serving customers and leading the energy transition with a range of power generation and grid technologies and solutions around the world.
•Our businesses provide technology that supports decarbonization across the mix of energy sources unique to different power grids on a global scale. Approximately 30% of the world’s electricity is generated with the help of GE technology. Across our Renewable Energy and Power businesses, GE offers a breadth of generating technologies including wind, hydropower, nuclear, and gas; electrification solutions including grid, power conversion, storage & hybrids; digital offerings helping to orchestrate secure and resilient power grids; and innovation for breakthrough technologies to decarbonize the energy sector including small modular reactors, hydrogen, and carbon capture. We are working to launch these businesses as GE Vernova, a standalone public company, with a spin-off in early 2024.
•The proponents of Shareholder Proposal No. 4, as indicated in their recent filing and our engagement with them, have a negative view about the approach to gas power in the energy transition for emerging economies that GE does not share. To decarbonize while growing to meet electricity demand, the power sector globally needs to transition from coal, grow renewables as fast as it can, invest in grid infrastructure and software for system resilience and develop breakthrough technologies for the future such as small modular nuclear reactors, hydrogen as a fuel and carbon capture and sequestration. In certain emerging economies where energy access and security is unsettled and the grid is relying on coal and other fuels, coal-to-gas switching accelerates the transition to reducing emissions while creating the needed foundation for accelerating growth in variable renewables. In addition to making the grid more resilient and reducing emissions, GE and others are innovating technologies that support pathways to decarbonize today’s gas power plants in the future through pre-combustion hydrogen and post-combustion carbon capture.
•With varying levels of economic development and power grid maturity for different countries, the solutions to the “trilemma” of having affordable, reliable and sustainable electricity also differ. For example, we discuss how GE is working with customers in Bangladesh and Vietnam to grow access to electricity while decarbonizing the power sector in a recent GE Reports article, available at link. Increasingly, we see global acknowledgment and support for the important role of gas power generation in the energy transition in such markets.
We are investing in our businesses to drive the energy transition forward—both helping to significantly grow electrification of the economy, while at the same time decarbonizing the power sector.
•We expect significant growth in electricity demand in the decades ahead, while the transition to decarbonize will remain an urgent global priority. The GE Vernova businesses provide power equipment and services at a time when global demand for electricity is expected to grow by 50% between now and 2040. In the International Energy Agency’s (IEA) Net Zero Emissions by 2050 scenario, demand will double over that same period due to increased electrification of transport, industry and heat. The IEA also projects that more than 775 million people do not have access to electricity today, and expanding affordable access to electricity will be a priority to grow global prosperity. In tandem with this growth, GE supports decarbonization targets established by governments and our customers around the world, consistent with our own ambition to achieve net zero emissions by 2050, including Scope 3 emissions from the use of sold products. See GE’s 2021 Sustainability Report at pages 33-35 for a roadmap of how GE envisions the role of renewables, gas, grid and other technologies in decarbonizing the energy sector, including through carbon capture and hydrogen fuel for gas turbines.
•With these trends and dynamics in mind, we invest in the future of our businesses to deliver solutions for tomorrow at the same time as we are serving our customers’ needs today. In 2022, the GE Vernova businesses invested $818M in research and development, of which over 70% was for our Renewable Energy businesses, nuclear power or breakthrough technologies for gas power such as hydrogen and carbon capture. We also estimate that the total GE installed base of Power and Renewable Energy equipment has decreased in carbon intensity (grams of CO2 per kilowatt-hour) by 22% between 2010 and 2021, while power generation from the installed base grew by 17% during the same period.

We do not believe the report sought by Shareholder Proposal No. 4 should be prioritized at this time.
•The GE Vernova separation activities and our ongoing climate and sustainability reporting are important priorities for GE’s Board and leadership. We believe focusing management’s time and resources on these priorities serves the interests of all GE shareholders, and the particular report requested by Shareholder Proposal No. 4 should not be prioritized at this time.
•GE shareholders will receive significant additional disclosure about GE Vernova in connection with the SEC reporting required before and after the planned spin-off. That will include audited financial statements and other material information about trends in market demand and competitive conditions impacting its business, risk factors and other important considerations for investors, as described in greater detail in GE’s proxy statement.
•GE Vernova also plans to carry forward its sustainability priorities and reporting that build on GE’s practices in recent years, and continue to work to enhance and evolve this reporting to remain credible and meet the needs of investors and other stakeholders. Since 2021, when GE’s Board recommended that shareholders support—and 98% of shareholders supported—a shareholder proposal to articulate a net-zero ambition for emissions from the use of sold products, the GE Vernova businesses have begun reporting on their plans and progress relative to this goal and will continue to develop this reporting in the years ahead.

For the foregoing reasons, and the reasons set forth on page 69 of GE’s proxy statement, the GE recommends a vote AGAINST Shareholder Proposal No. 4.

Caution Concerning Forward-Looking Statements

This document contains “forward-looking statements” — that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see the Forward-Looking Statements Information page on our Investor Relations website as well as our annual reports on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements.
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